Exhibit 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS SECOND QUARTER RESULTS

Adjusted EPS $0.75; Sales in emerging regions increased 15.1%

COLUMBIA, Maryland, July 22, 2010 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the second quarter ended June 30, 2010.  Performance measures for the second quarter:

•                  Sales increased 4.1% overall and 15.1% in emerging regions compared with the prior year quarter, excluding sales of the ART joint venture from both periods.  Sales in emerging regions were a record 33.4% of total Grace sales.

•                  As reported, sales for the second quarter were $685.0 million compared with $711.0 million in the prior year quarter, a 3.7% decrease. Sales for the prior year quarter include $53.0 million of sales of the ART joint venture deconsolidated in December 2009.

•                  Gross profit percentage increased to 35.7% from 34.2% in the prior year quarter and 34.8% in the 2010 first quarter.

•                  Adjusted EBIT increased 22.4% to $91.1 million from $74.4 million in the prior year quarter.  Adjusted EPS was $0.75 compared with $0.53 in the prior year quarter.

•                  Grace net income increased to $51.0 million from $19.3 million in the prior year quarter.  Grace’s diluted EPS was $0.69 compared with $0.26 in the prior year quarter.

•                  Adjusted Operating Cash Flow increased 20.5% to $101.3 million from $84.1 million in the prior year quarter.

•                  Adjusted EBIT Return on Invested Capital increased to 25.2% on a trailing four quarter basis from 17.9% on the same basis in the prior year quarter and 24.0% on the same basis in the first quarter of 2010.

“I am pleased with how our team is adapting to the dynamic conditions in our markets.  Davison is executing well and has consistently improved its performance,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “We are rapidly refocusing our Construction Products business to capture growth in emerging regions and to improve profitability.  Grace is well positioned to succeed in this challenging environment.”

Second Quarter Results

Sales increased 4.1% overall and 15.1% in emerging regions compared with the prior year quarter, excluding sales of the ART joint venture from both periods.  The sales increase was due to higher sales volumes (4.5%) and improved pricing (0.1%), partially offset by unfavorable currency translation (0.5%).  As reported, sales were $685.0 million compared with $711.0 million in the prior year quarter, a decrease of 3.7% reflecting the deconsolidation of ART in December 2009.

Gross profit percentage for the second quarter was 35.7% compared with 34.2% in the prior year quarter.  The improvement was due primarily to better operating leverage, a decrease in certain raw materials and energy costs and lower factory overhead expenses.  Gross profit percentage for the second quarter increased 0.9 percentage points compared with the 2010 first quarter due primarily to improved operating leverage in Grace Davison, partially offset by higher raw materials costs and lower prices in Grace Construction Products.

Adjusted EBIT (see note A to Chart 2) was $91.1 million in the second quarter, an increase of 22.4% compared with $74.4 million in the prior year quarter.  The increase was due to the increase in sales volumes and the improvement in gross profit percentage from the prior year quarter.  Adjusted EBIT margin was 13.3% compared with 10.5% in the prior year quarter and 10.5% in the 2010 first quarter.

Grace net income for the second quarter was $51.0 million, or $0.69 per diluted share, compared with $19.3 million, or $0.26 per diluted share, in the prior year quarter.

Adjusted Operating Cash Flow (see note A to Chart 2) was $101.3 million for the second quarter, an increase of 20.5% compared with $84.1 million in the prior year quarter.  The increase is due primarily to increased Adjusted EBIT and improved working capital partially offset by increased capital expenditures.

On November 30, 2009, Grace completed the sale of a 5% interest in ART, its joint venture with Chevron Products Company.  Grace deconsolidated ART’s results from its consolidated financial statements on a prospective basis effective December 1, 2009.  As a result, Grace now reports its investment in ART and its portion of ART’s income using the equity method of accounting.  Grace’s second quarter 2009 sales and gross profit percentage excluding ART would have been $658.0 million and 35.2%, respectively.  Adjusted EBIT is not affected by the deconsolidation of ART except for the effect of the reduction in Grace’s ownership from 55% to 50%.

Six Months Results

Sales increased 4.5% overall and 18.6% in emerging regions compared with the prior year period, excluding sales of the ART joint venture from both periods.  The sales increase was due to higher sales volumes (3.1%), favorable currency translation (1.2%) and improved pricing (0.2%).  As reported, sales were $1,299.9 million compared with $1,393.1 million in the prior year period, a decrease of 6.7% reflecting the deconsolidation of ART in December 2009.

Grace net income for the six-months ended June 30, 2010 was $107.2 million, or $1.44 per diluted share, compared with a net loss of $19.6 million, or $0.27 per diluted share, in the prior year period.

Grace Davison

Segment Operating Income up 30.2%

Second quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, increased 6.8%

overall and 18.0% in emerging regions compared with the prior year quarter, excluding sales of the ART joint venture from both periods.  The sales increase was due to higher sales volumes (7.7%) and improved pricing (0.6%), partially offset by unfavorable currency translation (1.5%).  As reported, second quarter sales decreased 5.0% from $477.9 million in the prior year quarter.

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $179.1 million in the second quarter, a decrease of 7.6% from the prior year quarter, excluding ART sales from both periods.  Sales in this product group were unfavorably affected by lower sales volumes and unfavorable currency translation.  As reported, second quarter sales decreased 27.5% from $246.9 million in the prior year quarter.

Compared with the 2010 first quarter, refining utilization has increased, refining industry margins have improved and the difference between the cost of light and heavy crude oil has increased, all of which favorably impact the demand for refining catalysts.  Sales in this product group increased $7.2 million, or 4.2%, from the 2010 first quarter.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in many industrial and packaging applications were $174.1 million in the second quarter, an increase of 18.5% from the prior year quarter.  Sales in this product group were favorably impacted by improved customer demand for industrial and consumer goods in all regions, partially offset by unfavorable currency translation.  Sales volumes grew strongest in emerging regions where sales increased 23.3% compared with the prior year quarter.

•                  Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $100.7 million in the second quarter, an increase of 19.7% from the prior year quarter.  The increase was due primarily to higher customer demand and the success of new polyolefin catalyst and discovery science products, partially offset by unfavorable currency translation.  Sales in emerging regions, primarily the Middle East and China, increased 50.3% compared with the prior year quarter.  Sales in the second quarter benefited from strong order patterns which are not expected to recur in the third quarter.

Segment operating income for the second quarter was $106.5 million compared with $81.8 million in the prior year quarter, a 30.2% increase due primarily to higher sales volumes, lower fixed and variable manufacturing costs, better operational productivity and higher income from ART.  Gross profit percentage was 36.2% compared with 32.7% in the prior year quarter and 35.0% in the 2010 first quarter.  Segment operating margin was 23.5% compared with 17.1% in the prior year quarter and 21.0% in the 2010 first quarter.  Income from ART increased from the prior year quarter on strong sales volumes and improved gross profit percentage.  Grace expects that ART sales and income will be significantly lower in the 2010 third quarter compared with the 2010 second quarter due to the uneven order pattern inherent in the hydroprocessing catalyst business.

Sales of the Grace Davison operating segment for the six months ended June 30, 2010 increased 8.2% compared with the prior year period, excluding sales of the ART joint venture from both periods.  As reported, sales decreased 8.7% from $955.8 million in the prior year period.  Gross profit percentage was 35.6% compared with 27.4% in the prior year period.  Segment operating income of Grace Davison for the six months ended June 30, 2010 was $194.3 million, an increase of 59.5% compared with the prior year period.  Segment operating margin was 22.3% compared with 12.7% in the prior year period.  These results were due primarily to higher sales volumes, lower fixed and variable manufacturing costs, better operational productivity and higher income from ART.

Grace Construction Products

Sales down 0.9%; up 8.1% in emerging regions

Second quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $231.1 million, down 0.9% from the prior year quarter due to lower sales volumes (1.3%) and lower prices (0.8%) partially offset by favorable currency translation (1.2%).  The lower sales volumes were due primarily to lower SCC demand in North America and Europe, partially offset by higher global demand in specialty building materials.  Sales in emerging regions increased 8.1% compared with the prior year quarter.  Second quarter sales increased 17.5% compared with the 2010 first quarter due to higher sales volume (19.2%), partially offset by unfavorable currency translation (1.7%).

Construction spending continued to grow in the second quarter in emerging regions including Latin America, the Middle East, India, Southeast Asia, and China.  In the United States and certain countries in Europe, however, overall construction spending decreased in the second quarter compared with the prior year quarter.  Preliminary industry data indicates that second quarter commercial construction starts in the U.S. were down approximately 18% from the prior year quarter.  U.S. Census Bureau data shows that second quarter residential housing starts decreased 6% from the prior year quarter.

Sales of this operating segment are reported by geographic region as follows:

•                  Americas - sales to customers in the Americas were $116.1 million in the second quarter, a decrease of 3.1% from the prior year quarter due primarily to weak customer demand in North America. Latin America sales increased due to improved pricing, new customer sales and better product penetration.  Sales in the Americas increased $11.8 million, or 11.3%, from the 2010 first quarter.

•                  Europe — sales to customers in Western and Eastern Europe, the Middle East, Africa and India were $75.0 million in the second quarter, a decrease of 6.4% from the prior year quarter, due primarily to weak customer demand for SCC products.

Sales in this region increased $15.7 million, or 26.5%, from the 2010 first quarter.

•                  Asia — sales to customers in Asia (excluding India), Australia and New Zealand were $40.0 million in the second quarter, an increase of 20.5% from the prior year quarter.  Sales increased due primarily to higher sales volumes to new and existing customers.  Sales in this region increased $6.9 million, or 20.8%, from the 2010 first quarter.

Gross profit percentage was 35.0% in the second quarter compared with 37.5% in the prior year quarter and 34.7% in the 2010 first quarter.  The decrease in gross profit percentage compared with the prior year quarter is due primarily to higher raw materials and logistics costs, mix and lower prices, primarily in concrete admixtures.  Segment operating income for the second quarter was $25.7 million compared with $34.0 million for the prior year quarter, a 24.4% decrease.  The decrease was due primarily to lower sales volumes and the decrease in gross profit percentage.  Segment operating margin was 11.1% compared with 14.6% in the prior year period.

The first quarter to second quarter seasonal growth in sales and earnings was less than the typical historical rate in North America and Europe due primarily to weaker customer demand.  As a result, Grace has initiated a restructuring program that is expected to decrease operating expenses to a level more appropriate to a weaker customer demand environment.  See Restructuring Expenses below.

As part of its emerging region growth strategy, Grace Construction Products is starting manufacturing operations in Saudi Arabia, and expects to begin operations at four additional sites this year.

Sales of the Grace Construction Products operating segment for the six months ended June 30, 2010 decreased 2.2% compared with the prior year period.  Gross profit percentage was 34.9% compared with 35.0% in the prior year quarter.  Segment operating income of Grace Construction Products was $41.3 million, a decrease of 11.0% compared with the prior year quarter.  Segment operating margin was 9.7% compared with 10.6% in the prior year period.  The lower sales and operating income were due primarily to continued weak demand for construction chemicals in North America and Europe, partially offset by increased sales in emerging regions.

Corporate Costs

Corporate costs increased $1.8 million in the second quarter compared with the prior year quarter.

Pension Expense

Defined benefit pension expense for the second quarter was $18.4 million compared with $20.5 million for the prior year quarter, a 10.2% decrease.  The decrease in costs was due primarily to strong pension plan asset performance in the U.S. in 2009.

Restructuring Expenses

Grace recorded restructuring expenses of $1.2 million for severance and other costs related to restructuring actions implemented during the second quarter in Grace Construction Products.  Grace expects to recognize approximately $5 million of additional restructuring expenses in the third and fourth quarters.  Grace expects this restructuring program to result in more than $10 million of annualized cost savings by 2011.

Interest and Income Taxes

Interest expense was $11.0 million for the second quarter compared with $9.6 million for the prior year quarter.  The annualized weighted average interest rate on pre-petition obligations for the second quarter was 3.7%.

Income taxes are recorded at a global effective rate of approximately 31% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  The global effective rate has increased compared with the 2009 rate of approximately 30% due to increased taxable income, especially in higher tax-rate jurisdictions.

Grace was not required to pay U.S. Federal income taxes in cash in 2009 since available tax deductions and credits fully offset U.S. taxable income.  Available tax deductions and credits may not fully offset U.S. taxable income in 2010 and Grace may be required to pay U.S. Federal income taxes in cash, particularly if Grace does not emerge from Chapter 11 in 2010.  Grace expects to generate significant net operating losses upon emergence that would fully offset U.S. taxable income in 2010.  Income taxes in foreign jurisdictions are generally paid in cash.  Taxes paid in cash for the six months ended June 30, 2010 were $13.6 million.

Cash Flow Performance Measure

Adjusted Operating Cash Flow (see note A to Chart 2) was $128.5 million for the six-months ended June 30, 2010 compared with $151.9 million in the prior year period, which benefited from a significant reduction of net working capital.  Capital expenditures were $42.2 million compared with $36.5 million for the prior year period.  Grace is making strategic capital investments to add capacity for high-margin and high-growth products, including the previously announced polypropylene catalyst investment in Germany and the construction of multiple manufacturing sites for Grace Construction Products in emerging regions.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court.  See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Confirmation hearings on the Plan concluded in January 2010.  Confirmation and consummation of the Plan are now subject to the findings of the Bankruptcy Court and the District Court for the District of Delaware and the satisfaction of other conditions set forth in the Plan, many of which are outside Grace’s control.  Until such findings are made and the conditions to consummation of the Plan are satisfied or waived, the timing of Grace’s emergence from Chapter 11 will be uncertain.  Grace is preparing to consummate the Plan as quickly as practicable following receipt of a confirmation order from the Bankruptcy Court and the District Court.

Grace’s asbestos-related litigation and environmental claims are subject to compromise under the Chapter 11 process.  Grace has not adjusted its accounting for asbestos-related assets and liabilities to reflect the filing of the Plan.  At this time, Grace is unable to determine a reasonable estimate of the value of certain consideration payable to the asbestos trusts under the Plan.  These values will ultimately be determined on the effective date of the Plan.  Grace expects to adjust its accounting for the Plan when the consideration can be measured and material conditions to the Plan are satisfied.  Grace expects that such adjustments may be material to Grace’s consolidated financial position and results of operations.

2010 Outlook Update

Lower sales; Higher Adjusted EBIT

During the second quarter, the euro declined significantly in value compared with the U.S. dollar and on June 30, 2010 the euro was more than 10% below levels Grace expected at the beginning of 2010.  A decline in the euro adversely affects Grace’s sales and Adjusted EBIT.  Due to the significance of the euro decline to our results, Grace is updating its 2010 outlook.

As of July 22, 2010, Grace expects 2010 sales to be $2.60 to $2.65 billion, compared with $2.65 to $2.75 billion in our previous outlook, reflecting the decline in the euro and assuming a $1.23/euro exchange rate for the 2010 third and fourth quarters.

Grace expects 2010 Adjusted EBIT to be $300 to $315 million, compared with $284 to $314 million in our previous outlook.  Grace expects 2010 Adjusted EBITDA to be $415 to $435 million, compared with $399 to $434 million in our previous outlook.  Improved operating profitability is expected to more than offset the adverse affect of the weaker euro on earnings.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Plan because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrants) will not ultimately be determined until the effective date of the Plan.  As a result, Grace is unable to make a complete estimate of Grace net income for 2010.  When the Plan is consummated, Grace expects to record income from the reduction of asbestos related liabilities, interest expense on the initial payments to the asbestos trusts, expense relating to the costs of consummating the Plan (including exit financing costs) and the income tax effects of these items.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 12:00 p.m. ET.  To access the call and webcast, interested participants should go to the Investor Information — Conference Calls portion of the company’s website, www.grace.com, and click on the webcast link.

Those without access to the Internet can participate by dialing +1.866.383.7989 (international callers dial +1.617.597.5328) and entering conference ID #41269186.  Investors are advised to access the call at least ten minutes early for registration.  An audio replay will be available from 3:00 p.m. ET on July 22 until 11:59 p.m. ET on July 29.  The replay will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID #90278560.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially security, regulation and currency risks, and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2010	2009	2010	2009

Net sales	$685.0	$711.0	$1,299.9	$1,393.1
Cost of goods sold	440.5	467.9	841.6	979.6
Gross profit	244.5	243.1	458.3	413.5

Selling, general and administrative expenses	129.8	139.4	252.3	289.1
Restructuring expenses and related asset impairments	1.2	5.9	3.4	25.0
Research and development expenses	14.8	17.6	30.1	36.2
Defined benefit pension expense	18.4	20.5	38.3	42.4
Interest expense and related financing costs	11.0	9.6	20.9	18.8
Provision for environmental remediation	—	—	—	0.7
Chapter 11 expenses, net of interest income	4.3	8.0	10.8	18.0
Equity in (earnings) losses of unconsolidated affiliates	(6.2)	0.7	(11.3)	0.6
Other (income) expense, net	(0.1)	1.9	2.3	5.4
	173.2	203.6	346.8	436.2
Income (loss) before income taxes	71.3	39.5	111.5	(22.7)
Benefit from (provision for) income taxes	(20.3)	(16.8)	(3.9)	6.6
Net income (loss)	51.0	22.7	107.6	(16.1)
Less: Net income attributable to noncontrolling interests	—	(3.4)	(0.4)	(3.5)
Net income (loss) attributable to W. R. Grace & Co. shareholders	$51.0	$19.3	$107.2	$(19.6)

Basic earnings per share:
Net income (loss) attributable to W. R. Grace & Co. shareholders	$0.70	$0.27	$1.48	$(0.27)
Weighted average number of basic shares	72.7	72.2	72.6	72.2

Diluted earnings per share:
Net income (loss) attributable to W. R. Grace & Co. shareholders	$0.69	$0.26	$1.44	$(0.27)
Weighted average number of diluted shares	74.4	72.9	74.5	72.2

Chart 2

W. R. Grace & Co.

Analysis of Operations (unaudited)

	Three Months Ended June 30,					Six Months Ended June 30,
(in millions)	2010	2009	$ Change	% Change		2010	2009	$ Change	% Change
Net sales:
Grace Davison	$453.9	$477.9	$(24.0)	(5.0)%		$872.2	$955.8	$(83.6)	(8.7)%
Refining Technologies	179.1	246.9	(67.8)	(27.5)%		351.1	523.7	(172.6)	(33.0)%
Materials Technologies	174.1	146.9	27.2	18.5%		335.1	280.9	54.2	19.3%
Specialty Technologies	100.7	84.1	16.6	19.7%		186.0	151.2	34.8	23.0%

Grace Construction Products	231.1	233.1	(2.0)	(0.9)%		427.7	437.3	(9.6)	(2.2)%
Americas	116.1	119.8	(3.7)	(3.1)%		220.3	231.6	(11.3)	(4.9)%
Europe	75.0	80.1	(5.1)	(6.4)%		134.3	143.0	(8.7)	(6.1)%
Asia Pacific	40.0	33.2	6.8	20.5%		73.1	62.7	10.4	16.6%
Total Grace net sales	$685.0	$711.0	$(26.0)	(3.7)%		$1,299.9	$1,393.1	$(93.2)	(6.7)%
Net sales by region:
North America	$215.7	$241.6	$(25.9)	(10.7)%		$418.1	$500.6	$(82.5)	(16.5)%
Europe Middle East Africa	274.6	273.9	0.7	0.3%		521.5	521.0	0.5	0.1%
Asia Pacific	120.8	132.1	(11.3)	(8.6)%		223.3	253.3	(30.0)	(11.8)%
Latin America	73.9	63.4	10.5	16.6%		137.0	118.2	18.8	15.9%
Total net sales by region	$685.0	$711.0	$(26.0)	(3.7)%		$1,299.9	$1,393.1	$(93.2)	(6.7)%

Adjusted EBIT (A)(B)(C)
Grace Davison segment operating income	$106.5	$81.8	$24.7	30.2%		$194.3	$121.8	$72.5	59.5%
Grace Construction Products segment operating income	25.7	34.0	(8.3)	(24.4)%		41.3	46.4	(5.1)	(11.0)%
Corporate support functions (including performance based compensation)	(16.9)	(11.5)	(5.4)	(47.0)%		(31.0)	(26.3)	(4.7)	(17.9)%
Other corporate costs (including environmental remediation)	(5.8)	(9.4)	3.6	38.3%		(10.9)	(10.9)	—	—%
Defined benefit pension expense (C)	(18.4)	(20.5)	2.1	10.2%		(38.3)	(42.4)	4.1	9.7%
Adjusted EBIT	91.1	74.4	16.7	22.4%		155.4	88.6	66.8	75.4%
Chapter 11- and asbestos-related costs, net	(7.8)	(23.4)	15.6	66.7%		(20.4)	(71.7)	51.3	71.5%
Restructuring expenses and related asset impairments	(1.2)	(5.9)	4.7	79.7%		(3.4)	(25.0)	21.6	86.4%
Interest expense	(11.0)	(9.6)	(1.4)	(14.6)%		(20.9)	(18.8)	(2.1)	(11.2)%
Interest income of non-Debtor subsidiaries	0.2	0.6	(0.4)	(66.7)%		0.4	0.7	(0.3)	(42.9)%
Benefit from (provision for) income taxes	(20.3)	(16.8)	(3.5)	(20.8)%		(3.9)	6.6	(10.5)	(159.1)%
Net income (loss) attributable to W.R. Grace & Co. shareholders	$51.0	$19.3	$31.7	164.2%		$107.2	$(19.6)	$126.8	NM

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$4.3	$8.0	$(3.7)	(46.3)%		$10.8	$18.0	$(7.2)	(40.0)%
Legal defense costs	—	10.1	(10.1)	(100.0)%		—	34.7	(34.7)	(100.0)%
Asbestos administration costs	1.9	2.7	(0.8)	(29.6)%		3.6	4.4	(0.8)	(18.2)%
Provision for environmental remediation related to asbestos	—	—	—	—%		—	2.2	(2.2)	(100.0)%
D&O insurance cost related to Chapter 11	0.9	0.8	0.1	12.5%		1.7	1.7	—	—%
Chapter 11 financing related (D):
Translation effects- intercompany loans	33.0	(18.1)	51.1	NM		54.2	(1.8)	56.0	NM
Value of currency forward contracts - intercompany loans	(32.3)	17.7	(50.0)	NM		(51.5)	9.3	(60.8)	NM
Certain other currency translations costs, net	—	2.4	(2.4)	(100.0)%		1.6	4.4	(2.8)	(63.6)%
COLI income, net	—	(0.2)	0.2	100.0%		—	(1.2)	1.2	100.0%
Chapter 11- and asbestos-related costs, net:	$7.8	$23.4	$(15.6)	(66.7)%		$20.4	$71.7	$(51.3)	(71.5)%

Key Financial Measures:
Adjusted EBIT	$91.1	$74.4	$16.7	22.4%		$155.4	$88.6	$66.8	75.4%
Depreciation and amortization	30.2	28.9	1.3	4.5%		59.7	56.4	3.3	5.9%
Adjusted EBITDA	$121.3	$103.3	$18.0	17.4%		$215.1	$145.0	$70.1	48.3%

Gross profit percentage:
Grace Davison	36.2%	32.7%	NM	3.5	pts	35.6%	27.4%	NM	8.2	pts
Grace Construction Products	35.0%	37.5%	NM	(2.5	)pts	34.9%	35.0%	NM	(0.1	)pts
Total Grace	35.7%	34.2%	NM	1.5	pts	35.3%	29.7%	NM	5.6	pts

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	23.5%	17.1%	NM	6.3	pts	22.3%	12.7%	NM	9.5	pts
Grace Construction Products segment operating income	11.1%	14.6%	NM	(3.5	)pts	9.7%	10.6%	NM	(1.0	)pts
Adjusted EBIT	13.3%	10.5%	NM	2.8	pts	12.0%	6.4%	NM	5.6	pts
Adjusted EBITDA	17.7%	14.5%	NM	3.2	pts	16.5%	10.4%	NM	6.1	pts

Chart 2

W. R. Grace & Co.

Analysis of Operations (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Calculation of Adjusted Operating Cash Flow:
Net income (loss) attributable to W.R. Grace & Co. shareholders	$51.0	$19.3	$31.7	164.2%	$107.2	$(19.6)	$126.8	NM
Chapter 11- and asbestos-related costs, net	7.8	23.4	(15.6)	(66.7)%	20.4	71.7	(51.3)	(71.5)%
(Benefit from) provision for income taxes	20.3	16.8	3.5	20.8%	3.9	(6.6)	10.5	159.1%
Restructuring expenses and related asset impairments	1.2	5.9	(4.7)	(79.7)%	3.4	25.0	(21.6)	(86.4)%
Interest expense and related financing costs	11.0	9.6	1.4	14.6%	20.9	18.8	2.1	11.2%
Interest income of non-Debtor subsidiaries	(0.2)	(0.6)	0.4	66.7%	(0.4)	(0.7)	0.3	42.9%
Adjusted EBIT	91.1	74.4	16.7	22.4%	155.4	88.6	66.8	75.4%
Depreciation and Amortization	30.2	28.9	1.3	4.5%	59.7	56.4	3.3	5.9%
Adjusted EBITDA	121.3	103.3	18.0	17.4%	215.1	145.0	70.1	48.3%
Defined benefit pension expense	18.4	20.5	(2.1)	(10.2)%	38.3	42.4	(4.1)	(9.7)%
Change in net working capital	(18.7)	(32.6)	13.9	42.6%	(25.3)	66.9	(92.2)	(137.8)%
Change in other assets and liabilities	4.5	12.8	(8.3)	(64.8)%	(57.4)	(65.9)	8.5	12.9%
Capital expenditures	(24.2)	(19.9)	(4.3)	(21.6)%	(42.2)	(36.5)	(5.7)	(15.6)%
Adjusted Operating Cash Flow	$101.3	$84.1	$17.2	20.5%	$128.5	$151.9	$(23.4)	(15.4)%

Calculation of Adjusted EBIT return on invested capital (trailing four quarters):
Adjusted EBIT	$295.9	$216.6
Invested Capital:
Trade accounts receivable	400.7	452.2
Inventories	244.5	275.4
Accounts payable	(200.0)	(213.4)
	445.2	514.2
Other current assets	85.3	65.7
Properties and equipment, net	650.1	688.5
Goodwill and other intangible assets	110.0	118.1
Investments in unconsolidated affiliates	56.8	7.2
Other assets	117.1	123.1
Other current liabilities	(235.7)	(243.1)
Other liabilities	(56.5)	(63.1)
Total Invested Capital (E)	$1,172.3	$1,210.6

Adjusted EBIT return on invested capital	25.2%	17.9%

Amounts may not add due to rounding.

Note (A): In the above chart Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos- related costs, net, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Grace uses Adjusted EBIT as a performance measure in significant business decisions.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Adjusted Operating Cash Flow means Adjusted EBITDA plus pension expense plus or minus the change in net working capital and specified other assets and liabilities minus capital expenditures. Adjusted Operating Cash Flow excludes the cash flow effects of income taxes, defined benefit pension arrangements, Chapter 11- and asbestos related costs, and any restructuring or divestment activities.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.  Adjusted EBIT, Adjusted EBITDA, Adjusted Operating Cash Flow and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish the operating results of Grace's current business base from the income and expenses of items related to asbestos and Chapter 11.

Note (B): Grace’s segment operating income includes only Grace’s share of income of consolidated and unconsolidated joint ventures.

Note (C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

Note (D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

Note (E): Total invested capital excludes the cash value of life insurance policies, net of policy loans of $4.4 and $4.2 million in other assets in 2010 and 2009, respectively.

NM — Not Meaningful

Chart 3

W. R. Grace & Co. and Subsidiaries

Summary Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended
	June 30,
(In millions)	2010	2009
Operating Activities

Net income (loss)	$107.6	$(16.1)
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	59.7	56.4
Income taxes (paid), net of refunds received	(13.6)	0.4
Payments under defined benefit pension arrangements	(26.8)	(24.1)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(49.2)	10.7
Inventories	(33.7)	80.4
Accounts payable	35.6	(8.8)
Other accruals and non-cash items	3.7	19.7
Net cash provided by operating activities	83.3	118.6
Investing Activities
Capital expenditures	(42.2)	(36.5)
Proceeds from termination of life insurance policies, net	—	68.8
Transfer to restricted cash and cash equivalents related to letter of credit facility	(81.5)	—
Proceeds from sales of investment securities	—	8.3
Other investing activities	0.5	4.0
Net cash provided by (used for) investing activities	(123.2)	44.6
Financing Activities
Dividends paid to noncontrolling interests in consolidated entities	—	(13.7)
Net repayments under credit arrangements	(5.2)	(5.0)
Proceeds from exercise of stock options	6.8	—
Other financing activities	1.1	(0.9)
Net cash provided by (used for) financing activities	2.7	(19.6)
Effect of currency exchange rate changes on cash and cash equivalents	(14.2)	4.0
Increase (decrease) in cash and cash equivalents	(51.4)	147.6
Cash and cash equivalents, beginning of period	893.0	460.1
Cash and cash equivalents, end of period	$841.6	$607.7

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(In millions)	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$841.6	$893.0
Restricted cash and cash equivalents related to letter of credit facility	81.5	—
Trade accounts receivable, less allowance of $6.4 (2009- $7.9)	393.7	365.8
Accounts receivable - unconsolidated affiliate	7.0	7.4
Inventories	244.5	220.6
Deferred income taxes	57.9	61.5
Other current assets	85.3	80.4
Total Current Assets	1,711.5	1,628.7

Properties and equipment, net	650.1	690.1
Goodwill	110.0	118.6
Deferred income taxes	875.7	843.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	27.7	36.7
Investments in unconsolidated affiliates	56.8	45.7
Other assets	121.5	105.0
Total Assets	$4,053.3	$3,968.2

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$5.4	$10.8
Loan payable - unconsolidated affiliate	1.9	1.8
Accounts payable	197.3	170.1
Accounts payable - unconsolidated affiliate	2.7	4.1
Other current liabilities	246.5	307.9
Total Current Liabilities	453.8	494.7

Debt payable after one year	0.6	0.4
Loan payable - unconsolidated affiliate	11.9	10.5
Deferred income taxes	30.4	34.2
Underfunded defined benefit pension plans	594.1	530.4
Other liabilities	38.8	41.4
Total Liabilities Not Subject to Compromise	1,129.6	1,111.6

Liabilities Subject to Compromise
Debt plus accrued interest	896.4	882.0
Income tax contingencies	102.6	117.9
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	145.4	148.4
Postretirement benefits	176.6	171.2
Other liabilities and accrued interest	132.2	127.6
Total Liabilities Subject to Compromise	3,153.2	3,147.1
Total Liabilities	4,282.8	4,258.7

Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	450.4	445.8
Accumulated deficit	(68.2)	(175.4)
Treasury stock, at cost	(50.2)	(55.9)
Accumulated other comprehensive income (loss)	(571.6)	(514.5)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(238.8)	(299.2)
Noncontrolling interests	9.3	8.7
Total Equity (Deficit)	(229.5)	(290.5)
Total Liabilities and Equity (Deficit)	$4,053.3	$3,968.2

Chart 5

W. R. Grace & Co.

Adjusted Earnings Per Share (unaudited)

Three Months Ended June 30, 2010

(In millions, except per share amounts)	Pre-Tax	Tax	After-Tax at Actual Rate	Per Share
Diluted Earnings Per Share (GAAP)				$0.69

Restructuring charges and related asset impairments	$1.2	$0.3	$0.9	0.01
Chapter 11- and asbestos-related costs, net	7.8	2.5	5.3	0.07
Discrete tax items:
Adjustments to uncertain tax positions		1.2	(1.2)	(0.02)

Adjusted Earnings Per Share (non-GAAP) (A)				$0.75

Three Months Ended June 30, 2009

(In millions, except per share amounts)	Pre-Tax	Tax	After-Tax at Actual Rate	Per Share
Diluted Earnings Per Share (GAAP)				$0.26

Restructuring charges and related asset impairments	5.9	1.7	4.2	0.06
Chapter 11- and asbestos-related costs, net	23.4	6.8	16.6	0.23
Discrete tax items:
Adjustments to uncertain tax positions		1.8	(1.8)	(0.02)

Adjusted Earnings Per Share (non-GAAP) (A)				$0.53

Note (A): In the above chart Grace presents its Adjusted Earnings Per Share (EPS). Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, and certain discrete tax items.  Adjusted EPS does not purport to represent Diluted EPS as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. This measure is provided to distinguish the operating results of Grace’s current business base from the income and expense items related to restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net and certain discrete tax items.